As filed with the Securities and Exchange Commission on May 23, 2024

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TRILOGY METALS INC.

(Exact name of registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	98-1006991 (I.R.S. Employer Identification No.)

Suite 1150, 609 Granville Street Vancouver, British Columbia Canada V7Y 1G5 (Address of Principal Executive Offices) (Zip Code)

2024 Non-Employee Directors Fixed Deferred Share Unit Plan
(Full title of the plan)

DL Services, Inc.

701 Fifth Avenue, Suite 6100

Seattle, Washington 98104

(Name and address of agent for service)

(206) 903-8800

(Telephone number, including area code, of agent for service)

With a copy to

Kimberley R. Anderson

Dorsey & Whitney LLP

701 Fifth Avenue, Suite 6100

Seattle, WA 98104

(206) 903-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for the complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 is filed for the purpose of registering 1,200,000 common shares of Trilogy Metals Inc. (the “Company”), which may be issued pursuant to awards under the 2024 Non-Employee Directors Fixed Deferred Share Unit Plan (the “Fixed DSU Plan”)

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that have been filed by us with the SEC are incorporated in this registration statement by reference:

1.	Our Annual Report on Form 10-K for the fiscal year ended November 30, 2023, filed with the SEC on February 9, 2024.

2.	All other reports filed by our company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since November 30, 2023.

3.	The description of the Registrant’s common shares contained in the Registrant’s amended registration statement on Form 40-F, as filed under the Exchange Act on March 1, 2012, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may:

●	indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and

●	after the final disposition of an eligible proceeding, pay the “expenses” (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an “eligible party”, in relation to a company, means an individual who:

(a)	is or was a director or officer of the company,

(b)	is or was a director or officer of another corporation

(i)	at a time when the corporation is or was an affiliate of the company, or

(ii)	at the request of the company, or

(c)	at the request of the company, is or was, or holds or held a positive equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

●	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

●	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

●	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or

●	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

●	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

●	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

●	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

●	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify a director or former director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Pursuant to the Registrant’s articles, each director is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Registrant may indemnify any person, subject to any restrictions in the BCBCA, and that the failure of a director or officer of the Registrant to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

The Registrant maintains directors’ and officers’ liability insurance for its directors. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit
4.1	Description of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on February 13, 2020)
5.1*	Opinion and Consent of Blake, Cassels & Graydon LLP
23.1*	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Powers of Attorney (included on the signature page of this registration statement)
99.1	Trilogy Metals Inc. 2024 Non-Employee Directors Fixed Deferred Share Unit Plan (incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement for its 2024 Annual Meeting of Shareholders filed on March 28, 2024)
107*	Filing Fee Table

* Filed herewith

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 23rd of May, 2024.

TRILOGY METALS INC.

By:	/s/ Elaine Sanders
Name:	Elaine Sanders
Title:	Chief Financial Officer

SIGNATURES OF OFFICERS AND DIRECTORS
AND Power of Attorney

Each person whose signature appears below constitutes and appoints each of Tony Giardini and Elaine Sanders as the undersigned’s true and lawful attorney-in-fact and agents, with the full power of substitution and resubstitution, for them in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith) to this registration statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tony Giardini	Director, President and Chief Executive Officer of the Company (Principal Executive Officer)	May 23, 2024
Tony Giardini

/s/ Elaine Sanders	Vice President, Chief Financial Officer and Corporate Secretary of the Company (Principal Financial Officer and Accounting Officer)	May 23, 2024
Elaine Sanders

/s/ James Gowans	Director	May 23, 2024
James Gowans

/s/ William Hayden	Director	May 23, 2024
William Hayden

/s/ William Hensley	Director	May 23, 2024
William Hensley

/s/ Gregory Lang	Director	May 23, 2024
Gregory Lang

/s/ Janice Stairs	Director	May 23, 2024
Janice Stairs

/s/ Diana Walters	Director	May 23, 2024
Diana Walters

Signature of AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Trilogy Metals Inc. has signed this Registration Statement on May 23, 2024.

TRILOGY METALS INC.

By:	/s/ Gregory Lang
Name:	Gregory Lang
Title:	Director